Exhibit 99.1

Behringer Harvard Begins Construction of
Luxury Multifamily Community in Houston

The Muse Museum District Will Be An
Upscale Community With 270 Apartments

DALLAS, April 2, 2013 — Behringer Harvard announced today that it has begun construction of a multifamily community on a 2.9-acre site in the Montrose/Museum District submarket of Houston, an infill area just west of the intersection of Richmond Avenue and Montrose Boulevard.

“The Muse Museum District is in a location near the central business district that benefits from significant demand for a superior apartment product at competitive rents,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “The property will offer luxurious finishes and proximity to major employment centers in Houston, and it will appeal to young urban professionals.”

Trammell Crow Residential (TCR), a Dallas-based real estate firm that partnered with Behringer Harvard on this acquisition, will serve as developer of the property. An affiliate of TCR will serve as the general contractor.

“We are excited to begin construction on our second Houston development with Behringer Harvard and to continue our long-standing partnership with their firm,” said Mr. Scot Davis, Senior Managing Director at TCR.

The development plans included the razing of 1960s-vintage housing at 1301 Richmond Street, which has been completed. This made way for a new luxury multifamily community with 270 apartment homes called The Muse Museum District. Construction begins this month, with completion scheduled for the fourth quarter of 2014.

About three miles southwest of the development site is also near prominent employment centers in downtown Houston such as Texas Medical Center and Greenway Plaza. Restaurants, nightlife and entertainment venues in the Montrose area are within walking distance. The property is one block north of U.S. Highway 59, which provides convenient access to the most traveled traffic arteries in Houston, including Interstates 45, 10 and 610.

The Muse Museum District community will comprise a four-story residential building constructed above a two-level parking garage. Averaging 888 square feet, the apartments will be built to condominium-quality specifications and offer up to two bedrooms and two baths. Common-area amenities will include a cyber café, business center, state-of-the-art fitness center, luxury swimming pool and dog-amenity station.

Units will feature eight-foot doors, ceiling heights of more than nine feet, and full-size washers and dryers. Flooring will include hard-surface planking in living and dining areas and natural stone floors in kitchens and baths. The homes’ luxury kitchens will include stainless steel appliances including flat-top stoves and double-door refrigerators, granite countertops, tumbled-stone backsplashes, 42-inch hardwood cabinetry with under-cabinet lighting, kitchen islands, and under-mount sinks. Baths will feature framed mirrors, oversize Roman tubs with tile surrounds and separate showers in select units.

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The portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 52 multifamily communities in 14 states comprising 14,374 apartment homes.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $6 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

About Trammell Crow Residential

Dallas-based Trammell Crow Residential is one of America’s premier multifamily real estate firms, owning 16,000 apartment units nationwide with 3,000 new units planned for construction this year. TCR is the only national full-service multifamily company that has been in business for more than three decades and has developed more than 225,000 multifamily units in most major markets across the country.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	David Nesmith Richards Partners for Behringer Harvard david_nesmith@richards.com 214.891.2864

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